UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-K

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):                        August 16, 2007

Bullion River Gold Corp.

(Exact name of registrant as specified in its charter)

Nevada	333-85414	98-0377992
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

 3500 Lakeside Court, Suite 200    89509

(Address of Principal Executive Officers) (Zip Code)

Registrant's telephone number, including area code:                     (775) 324-4881

Item 1.01 Entry Into a Material Definitive Agreement

On August 9, 2007, Bullion River Gold Corporation ("Company") entered into an Agreement, Including Promissory Note(the "Agreement"), with Dragon Alternative Fund ("Dragon"). In addition to the Agreement, the transaction includes a Common Stock Purchase Warrant and Registration Rights Agreement. The documents include the following terms and conditions material to the Company.

Dragon transferred the principal amount of $720,000 to Company, which will all be due and payable on or before December 31, 2007, with simple interest at the rate of fourteen percent per annum. The interest will apply to $420,000 of the $720,000 from and after June 25, 2007; and the interest will apply to the entire $720,000 from and after July 5, 2007. Any part of the principal amount plus interest may be paid before December 31, 2007, without penalty.

From July 5, 2007 until close of business July 5, 2009, Dragon may subscribe for and purchase up to 360,000 warrant shares of Company common stock at $0.75 per share. Provided, the warrant price may be adjusted in light of circumstances specified in the Warrant, such as the payment of dividends, combining or dividing Company stock into greater or lesser numbers, or acting in a manner to dilute the selling investor's interest in the Company. As of this filing, Dragon has not elected to purchase warrant shares under this reported transaction.

Legal actions regarding the transaction are subject to Nevada law and the state or federal courts in Reno, Nevada, having jurisdiction of the parties and issues raised.

Company is required to file a registration statement pertaining to this transaction.

Item 2.03 Creation of a Direct Financial Obligation

               As specified under Item 1.01, above.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits

               Financial statements and Pro Forma Financial Information is not applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 16, 2007

By: /s/ Peter M. Kuhn
Peter M. Kuhn
Chief Executive Officer